Exhibit 10.7
SEARS HOLDINGS CORPORATION
RESTRICTED SHARE AGREEMENT
      RESTRICTED SHARE AGREEMENT, entered into as of March 28, 2005, between Sears Holdings Corporation, a Delaware corporation (the “Company”), and Alan J. Lacy (the “Executive”);
      WHEREAS, Sears, Roebuck & Co., a New York corporation, and Kmart Holding Corporation, a Delaware corporation, and the Executive have entered into an employment agreement dated as of the 16th day of November, 2004 (the “Employment Agreement”), which has been assumed by the Company, pursuant to which, among other things, the Company has determined that, as an inducement material to the Executive’s agreement to enter into employment with the Company, in satisfaction of certain of the Company’s obligations under Section 3(b)(iii) of the Employment Agreement, and subject to the restrictions stated below, the Executive should be granted shares of the Company’s common stock, par value $.01 (the “Common Stock”);
      WHEREAS, the Company desires to grant the Executive 75,000 shares of restricted Common Stock (the “Restricted Shares”);
      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not defined herein shall have the definitions ascribed to such terms in the Employment Agreement.

2.	Grant. Pursuant to Section 3(b)(iii) of the Employment Agreement, the Executive is hereby granted, effective as of March 28, 2005 (the “Grant Date”) and subject to the terms and conditions of this Agreement, 75,000 Restricted Shares.

3.	Equity Plan. At such time, if any, as the Company shall have adopted (and, if required, there shall have been approved by the Company’s shareholders) an equity incentive plan under which restricted shares of Common Stock may be granted (the “Plan”), the Restricted Shares and this Agreement shall be subject to the terms of such Plan, to the extent the terms of such Plan are not inconsistent with the terms of this Agreement and the applicable provisions of the Employment Agreement.

4.	Issuance of Stock. The Restricted Shares shall be held in the custody of the Company or its designee for the Executive’s benefit. The Restricted Shares shall be subject to the restrictions described herein. The Restricted Shares shall bear appropriate legends with respect to the restrictions described herein.

5.	Vesting.

(a)	The Restricted Shares shall vest in full and become free of restrictions on June 30, 2006, provided that the Executive is employed by or rendering services to the Company or a subsidiary or affiliate thereof as of each such date.

(b)	Notwithstanding the foregoing, any unvested Restricted Shares shall immediately vest in full, and become free of restriction upon the Executive’s termination of employment (i) by the Company without Cause, (ii) by the Executive for Good Reason, or (iii) by reason of the Executive’s death or Disability.

6.	Restrictions.

(a)	No portion of the Restricted Shares or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Executive until such portion of the Restricted Shares becomes vested in accordance with Section 3 of this Agreement, and any purported sale, transfer, assignment, pledge, encumbrance or disposition shall be void and unenforceable against the Company. The period of time between the Grant Date and the date all Restricted Shares become vested is referred to herein as the “Restriction Period.”

(b)	If the Executive’s employment with the Company terminates for any reason which does not result in vesting of the Restricted Shares as provided in Section 3 above, the balance of the Restricted Shares subject to the provisions of this Agreement which have not vested at the time of the Executive’s termination of employment shall be forfeited by the Executive, and ownership transferred back to the Company.

7.	Executive Shareholder Rights. During the Restriction Period, the Executive shall have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth in Section 4 of this Agreement. Accordingly, the Executive shall have the right to vote the Restricted Shares and to receive any cash dividends paid to or made with respect to the Restricted Shares, provided, however, that dividends paid, if any, with respect to that Restricted Shares which has not vested at the time of the dividend payment shall be held in the custody of the Company and shall be subject to the same restrictions that apply to the corresponding Restricted Shares; provided, further, that if such a restriction on dividends would be subject to the tax imposed under the provisions of Section 409A of the Code, such dividends shall be paid to the Executive immediately and shall not be subject to the same restrictions that apply to the corresponding Restricted Shares.

8.	Changes in Stock. In the event of (a) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event of or by the Company (each, a “Share Change”), or (b) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation, or similar event of or by the Company (each, a “Corporate Transaction”), in each case, affecting the Common Stock, the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to adjust the number and kind of Restricted Shares. In the case of Corporate Transactions, (x) unless otherwise determined by the Committee, if the Corporate Transaction results in shareholders of Common Stock receiving cash, securities, property, or any combination thereof in exchange for each share of Common Stock, such consideration being exchanged for each share of Common Stock shall be substituted for each Restricted Share subject to this Agreement, and (y) the Committee may in its discretion make such alternative or additional substitutions or adjustments as it deems appropriate and equitable, including, without limitation, (i) the cancellation of the Restricted Shares in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of the Restricted Shares, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than equity securities of the ultimate surviving entity, any such determination by the Committee that the value of the Restricted Shares shall for this purpose be deemed to equal the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction shall conclusively be deemed valid); and (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Restricted Shares. The determination of the Committee regarding any adjustment shall be final and conclusive.

9.	Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Executive for federal income tax purposes with respect to any Restricted Shares, the Executive shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Executive may direct the Company, to the extent permitted by law, to deduct any such taxes from any payment otherwise due to the Executive, including the delivery of the Restricted Shares that gives rise to the withholding requirement.

10.	Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Executive at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

12.	Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Executive and his or her personal representatives and assigns.

13.	Amendment. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

14.	Certificates. Certificates representing the Restricted Shares as originally or from time to time constituted shall bear the following legend:
The Shares represented by this stock certificate have been granted as restricted stock under a Restricted Share Agreement between the registered holder of these Shares and the Company. The Shares represented by this stock certificate may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of until the restrictions set forth in the Restricted Stock Agreement between the registered holder of these Shares and the Company shall have lapsed.
As soon as administratively practicable after the lapsing of the restrictions with respect to any Restricted Shares, the Company shall deliver to the Executive or his or her personal representative, in book-entry or certificate form, the formerly Restricted Shares that do not bear any restrictive legend making reference to this Agreement. Such Shares shall be free of restrictions, except for any restrictions required under Federal securities laws.

15.	Laws and Regulations. No shares of Common Stock shall be issued under this Agreement unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock to the Executive hereunder on the Executive’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

16.	Registration. As of the Grant Date, the Company shall, at its expense, cause issuance of the Restricted Shares and the resale thereof to be registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state law, to be freely resold. The Company shall thereafter maintain the effectiveness of such registration and qualification for so long as the Executive holds the Restricted Shares (or any portion thereof) or any of the shares of Common Stock that were previously Restricted Shares, or until such earlier date as such Restricted Shares and shares of Common Stock, as applicable, may otherwise be freely sold under applicable law.

17.	Miscellaneous.

(a)	The Company shall not be required (i) to transfer on its books any Restricted Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b)	This Agreement shall not be construed so as to grant the Executive any right to remain in the employ of the Company.

(c)	This Agreement may be executed in counterparts, which together shall constitute one and the same original.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Executive has hereunto set his hand, all as of the day and year first set forth above.

SEARS HOLDINGS CORPORATION

/s/ William C. Crowley

Name: William C. Crowley
Title: Executive Vice President and
Chief Financial Officer
ACCEPTED:
The undersigned hereby acknowledges having read this Restricted Share Agreement and hereby agrees to be bound by all provisions set forth herein.

/s/ Alan J. Lacy

Executive